Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Letterhead of BKD, LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harvard Illinois Bancorp, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Harvard Illinois Bancorp, Inc. of our report dated March 29, 2011, on our audits of the consolidated balance sheets of Harvard Illinois Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the two-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Harvard Illinois Bancorp, Inc.

/s/ BKD, LLP

Decatur, Illinois
August 1, 2011